Exhibit 10.2

AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

License and Requirements Supply Agreement (“the Original Agreement”) was made on April 3rd, 2017 between PBG Water Solutions International Inc. ("PBG" or -Licensee"), on the one hand, and Beijing QHY Environment S & T Co., Ltd (北京清泓源环境科学技术有限公司) and Mr. Mao Xu (毛旭) (the "Licensor" or -Supplier"), on the other hand, pursuant to which Licensor granted PBG an exclusive license to commercialize and develop certain methods, products and supportive equipment on an exclusive basis in the Designated Markets (as hereinafter defined) on the terms and subject to the conditions set forth in the Original Agreement.

The parties desire to amend selected terms and conditions of the Original Agreement in the manner set forth herein. Except as specifically amended below, the Original Agreement remains in full force and effect.

This Amendment To License and Supply Agreement was made as of June 22nd, 2017

ARTICLE I

1.10 “License Year” shall mean each fiscal year during the term of this Agreement commencing July 1 of that calendar year and ending June 30 of the following calendar year.

1.11 “Net Revenues” means amounts actually received by PBG from the sale, license or other distribution of Licensed Products in the Designated Markets for each License Year during the Term, net of (i) cash discounts, coupons, or rebates actually allowed or granted; (ii) credits or allowances actually granted upon claims or returns; (iii) freight, loading and similar charges paid for delivery; and (iv) taxes or other governmental charges levied on or measured by the amount invoiced by PBG.

1.12 “Quarter” shall mean each calendar quarter during the Term, commencing July 1, 2018.

ARTICLE 2

2.02 License Fee. (a) In consideration for the exclusive and irrevocable license granted hereby, PBG shall pay to Licensor, a one-time license fee of USD one million ($1,000,000), no later than December 31, 202. During the Term, PBG shall pay Licensor a royalty fee equal to one per cent (1%) of PBG’s Net Revenues. The royaly fee accrued during any fiscal year of Licensee shall be paid in ninety (90) days after the fiscal year end.

ARTICLE 8

8.01 Term. The term of this Agreement shall commence as of April 3, 2017 and, unless terminated at an earlier date in accordance with the terms of this Agreement, shall continue until the later of June 30, 2037 (the “Initial Term”) and the date upon which the last of the Licensed Patents expire (the “Initial Term”); provided that the term of this Agreement shall be automatically extended for additional successive one year terms thereafter (each, a “Renewal Term”), unless not less ninety (90) days prior to the end of the Initial Term or any Renewal Term Licensor or PBG shall have given written notice of termination to the other party, which notice shall specify the date of termination.

ARTICLE 10 LICENSE FEE REPORTS AND LICENSOR’S RIGHT OF INSPECTION

10.01 Reports. Within ninety (90) days after the end of the fiscal year, Licensee shall furnish or cause to be furnished to Licensor a written report showing: (i) Net Revenues of all Licensed Products during such License Year; and (ii) the License Fee payable to Licensor for that year, which report shall be accompanied by the payment of the License Fee payable for such year;

10.02 Licensor’s Right of Inspection. Licensor shall have the right, at its own expense, to have an independent accountant to whom PBG has no reasonable objection, examine the relevant books and records of account of PBG during normal business hours and no more than once during each License Year, to verify the accuracy of the reports and to determine whether appropriate payment has been made by PBG hereunder. PBG shall include in each sublicense granted by it pursuant hereto a provision requiring the Affiliate sublicensee to keep and maintain records of sales made pursuant to such sublicense, and to grant access to such records to Licensor. If the report of Licensor’s independent accountant shows an underpayment of royalties, PBG shall remit to Licensor the amount of such underpayment, together with interest on the amount of such underpayment at the rate of 6% per annum, within thirty (30) days after Licensor’s receipt of such report. If the report of Licensor’s independent accountant shows an underpayment of more than five percent (5%) of the amounts due during the period covered thereby, PBG shall pay Licensor's reasonable fees and expenses related to such audit.

10.03 Payments on Sales outside the United States. Except as otherwise provided, any payments due hereunder on sales made by PBG outside the United States shall be payable to Licensor in United States Dollars at the prevailing rate of exchange of the currency of the country in which the sales are made (said exchange rate being taken as the rates published in the Wall Street Journal under the caption “Currency Trading —— Exchange Rates” on the last business day of the calendar Quarter for which the royalties are payable).

10.04 Withheld Payment. Any sum required under United States tax laws or the tax laws of any other country, to be withheld by PBG from payments for the account of Licensor, shall be promptly paid by PBG for and on behalf of Licensor to the appropriate tax authorities and PBG shall furnish Licensor with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable Licensor to support a claim for income tax credit in respect of any sum so withheld.

10.05 Exchange Rate not Ascertainable. During any period in which the exchange rate between the foreign currency in question and the United States Dollar cannot be ascertained in accordance with this Article, payment of the applicable royalties shall be made at the last ascertainable rate; provided, however, that within thirty (30) days after the rate of exchange is ascertainable, an adjustment shall be made and Licensor, in its discretion, may elect to receive payment in the foreign currency in question or in any other currency for which an exchange rate can be ascertained. The above notwithstanding, if the payment by PBG to Licensor in United States Dollars or other currency is not permissible, such payment may be made by a deposit in the currency of the country where the Net Revenues were generated to the credit and account of Licensor in any commercial bank or trust company of PBG choice in that country; prompt notice of which shall be given to Licensor.

(Signatures appear on the following page)

Signatures page

PBG WATER SOLUTIONS INTERNATIONAL INC.

By:	/s/ Roy Teng
Roy Teng, Vice President

BEIJING QHY ENVIRONMENT S & T CO., LTD. 北京清泓源环境科学技术有限公司

By:	/s/ Mao Xu
Mao Xu, Director

/s/ Mao Xu
Mr. Mao Xu